FRANCE GROWTH FUND INC PREC14A
Filing Date: 3/5/99


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 TYPE:  PREC14A
 SEQUENCE:  1


                          SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [     ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[X] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as
                                            permitted
                                            by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
                       FRANCE GROWTH FUND, INC.
------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)
                             Deep Discount Advisors, Inc.
------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
and 0-11.

          (1) Title of each class of securities to which transaction applies: _____________________________________________

          (2) Aggregate number of securities to which transaction applies: _____________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                 ______________________________________________________
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[   ]   Check box if any part of the fee is offset as provided by
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offsetting fee was paid previously.   Identify the previous filing by
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       (1)   Amount previously paid:
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                    Deep Discount Advisors, Inc.
         One West Pack Square, Suite 777, Asheville, NC 28801 828-274-1863 Fax: 828-255-4834 E-mail: ddainc@msn.com


Dear Fellow Stockholders:

I am President of Deep Discount Advisors, Inc., and General Partner of Ron Olin Investment Management Company, both registered investment advisors, which are the Soliciting Shareholders ("Soliciting Shareholder") for this Proxy.

As long-term stockholders of The France Growth Fund, Inc. (the "Fund"), we are concerned about the persistent discount from net asset value per share ("NAV") at which shares of the Fund have traded. We are not "opportunistic short-term speculators," "fund-busters," or raiders. We are fellow shareholders who believe in good corporate governance and in maximizing shareholder value.

To help give stockholders a stronger voice on matters affecting the value of their investments in the Fund at the 1999 Meeting of Stockholders, we intend to nominate three persons for election as directors of the Fund. We also intend to introduce three additional proposals for action by stockholders. The meeting will be held on April 29, 1999.

The persons we intend to nominate for election as directors are: Ronald G. Olin, Ralph W. Bradshaw, and Gary A. Bentz. Each is committed to exploring fully and implementing measures intended to increase the market price of your shares and to provide you the option of receiving full NAV for all your shares without discount. If elected, Messrs. Olin, Bradshaw, and Bentz would encourage the Board of Directors to consider and to implement a variety of actions designed to enhance stockholder value.

Some of these might include, but are not limited to:

 - Significant perpetual repurchases of shares in the market, which would have the effect of increasing NAV and the likely effect of reducing the discount;

 - Delivering NAV to those shareholders who want it as soon as is practical while minimizing the impact on those investors who may want to remain in a closed-end fund structure;

At the meeting, the Fund has scheduled a vote on proposals to ratify the Fund's accountants, consider shareholder proposals to realize net asset value and to terminate the advisor, and consider a director recommendation to deny shareholders reimbursement for proxy expenses. In addition, we will introduce for approval by stockholders the following proposals:

 - A resolution recommending that the Board provide shareholders the option of receiving full NAV for all their shares within two months;

 - A resolution stating that it would be in the best interests of the Fund and its stockholders for members of the Board not standing for election this year who oppose a commitment to deliver NAV within two months to resign;

 - A resolution recommending that the Board of Directors reimburse the Soliciting Shareholder for proxy communication costs limited to printing, mailing, distribution, and tabulation of this opposing proxy, but not reimburse legal, solicitor, or extraordinary overnight mailing/telephone costs.


We believe that both the advisor of the Fund, Indocam, and the Fund's Board of Directors have not been sufficiently responsive to the legitimate concerns of long-term stockholders about the discount. A 12% distribution policy or a small reduction in management fees based on the discount are not adequate enough measures. Consequently, we believe that the only way to assure that stockholder interests are given primary consideration is through significant stockholder representation on the Board of Directors. We are not interested in competing for the Fund's advisory contract and would not agree to be the replacement for Indocam as manager if the contract termination proposal were passed.

Don't let the Fund's proxy confuse the issues for you. On 10/2/98, when the market price of the shares was $11.69, the shareholders had collectively made only about $82 million on their $177 million investment over more than eight years while paying out almost $36 million in advisory fees, director fees, underwriting fees and other expenses. As of 10/2/98 the net asset value of the shares was $14.02, representing a discount of $2.33 per share or a +20% immediate gain to the shareholders if the discount were eliminated. We believe Indocam and the current Board are standing in the way of giving shareholders the option of realizing full value for all their shares. In our opinion, claims of good relative portfolio performance (NAV performance) are irrelevant if the shareholders have not made a decent return on their investment based on the market price of the shares.

Please read between the lines before you vote on all the issues presented to you. By almost any objective standard, this has not been a good investment for shareholders but has been a great investment for Indocam. Effective methods of delivering net asset value to shareholders and enhancing the market value of the shares are likely to reduce the size of the fund and the corresponding management fees. Indocam has made a business decision concerning the balance between their well being and the well being of the shareholders. Shareholders need to do the same for themselves.

Our proposals are designed to deliver a wake-up call from the shareholders to the Board and Indocam. Our director nominees, if elected, will be relentless in working with the rest of the Board to implement the recommendations of the shareholders. Tell the Board you want the option to receive full net asset value for your shares within two months. Tell the Board you don't want Directors to remain who oppose the wishes of the shareholders. Tell Indocam that you don't want to pay them fees as your Advisor if the Directors (who we believe are effectively controlled by Indocam) won't give you an option to receive full value for your shares.

We do not intend to spend a lot of money on expensive lawyers, multiple mailings, and proxy solicitors who will call you on the telephone and try to influence your vote. Indeed, the Fund has committed to spend our money, and yours, to do exactly that on their behalf. They will spare no expense to make it as easy as possible for you to record your vote for management and the status quo. We believe the status quo is your enemy here. You have a chance to vote your own pocketbook. We represent substantial shareholder interests and, if you elect us, we will represent your interests as shareholders. Please vote and return the green proxy card.

Please read the attached Proxy Statement carefully. It contains additional information about the persons we plan to nominate for election as directors and the proposals we plan to introduce.


To enable us to vote your shares on these issues, PLEASE MARK, SIGN, and DATE AND RETURN THE ENCLOSED [GREEN] PROXY CARD IN THE POSTAGE PRE-PAID ENVELOPE THAT HAS BEEN PROVIDED. You may vote on all proposals contained in the Fund's [WHITE] proxy card by using the enclosed [GREEN] proxy card. Instructions for executing the [GREEN] proxy card follow below.

If you have already returned the [WHITE] proxy card sent to you by the Fund, you may revoke that proxy and vote for our nominees and proposals by marking, signing, dating and mailing a later dated [GREEN] proxy card.

AFTER SUBMITTING A [GREEN] PROXY CARD, PLEASE DO NOT RETURN A [WHITE] PROXY CARD (EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR [GREEN] PROXY CARD.

If you have any questions, please call me at (828) 274-1863

Sincerely yours,



Ronald G. Olin



TO SUPPORT OUR EFFORTS TO ENHANCE STOCKHOLDER VALUE, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED [GREEN] PROXY CARD USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.



VOTING INFORMATION

The Fund's proxy materials also include proposals relating to the election of Directors, the ratification of the selection of the Fund's independent accountants, a stockholder proposal to realize net asset value, a stockholder proposal to terminate the Fund's advisory agreement with Indocam, and a proposal denying shareholders reimbursement for proxy expenses. You may vote on all of the matters contained in the Fund's proxy statement by completing and returning the enclosed [GREEN] proxy card.

The Soliciting Shareholder is not making any recommendation as to how you should vote on ratification of the selection of the Fund's independent accountants.

A [GREEN] proxy card which is returned to the Soliciting Shareholder or its agent will be voted as you indicate on the card. If a [GREEN] proxy card is returned without indicating how to vote on a matter, your shares will be voted FOR the election of our nominees, FOR the shareholder proposal to realize net asset value, AGAINST the proposal denying shareholders reimbursement for proxy expenses, FOR the proposal recommending that the Board provide shareholders the option of receiving full NAV for all their shares within two months, FOR the proposal recommending that members of the Board not standing for election this year who oppose a commitment to deliver NAV within two months resign, FOR the proposal recommending that the Board of Directors reimburse the Soliciting Shareholder for initial proxy communication costs limited to printing, mailing, distribution and tabulation of this opposing proxy, and will ABSTAIN on the proposal to ratify the selection of the Fund's independent accountants. All other stockholder proposals contained in this proxy or introduced at the meeting for which you have not indicated your preference will be voted at the time of the meeting by the Soliciting Shareholder in accordance with the best interests of the stockholders in the sole judgement and opinion of the Soliciting Shareholder.

If you have already returned the [WHITE] proxy card that was sent to you by the Fund, you may revoke that proxy and vote for the Soliciting Shareholder's nominees and proposals by marking, signing, dating and mailing a later dated [GREEN] proxy card.

Completing and returning a [WHITE] proxy card, even to vote against the nominees named in the Fund's proxy statement, after you return the enclosed [GREEN] proxy card will revoke the proxy given in the [GREEN] card.

Therefore, DO NOT return a [WHITE] proxy card after returning the [GREEN] card, unless you wish to completely cancel ALL of your choices on the [GREEN] proxy card.


                      PROXY STATEMENT IN OPPOSITION
    TO SOLICITATION BY THE BOARD OF DIRECTORS OF THE FRANCE GROWTH FUND, INC.

                    ANNUAL MEETING OF STOCKHOLDERS
                    To be held on April 29, 1999

This proxy statement and the enclosed [GREEN] proxy card are being furnished to holders of record on February 9, 1999 (the "Record Date") of shares of common stock, par value $.01 per share (the "Common Stock"), of The France Growth Fund, Inc., a Maryland corporation (the "Fund"), by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both registered investment advisors, (the "Soliciting Shareholder"), in connection with the solicitation of proxies by the Soliciting Shareholder for use at the 1999 Annual Meeting of the Fund to be held on April 29, 1999, at the offices of Credit Agricole Indosuez, 7th Floor Board Room, 1211 Avenue of the Americas, New York, New York 10036, at 1:00 p.m., New York time. The Soliciting Shareholder is soliciting a proxy to vote your shares at the 1999 Annual Meeting of Stockholders of the Fund and at any and all adjournments or postponements of the meeting.

This proxy statement and the enclosed [GREEN] proxy card are first being sent to stockholders of the Fund on or about March 17, 1999.

INTRODUCTION

There are five matters that the Fund has scheduled to be voted on at the meeting:

1.  The election of three persons to serve as directors of the Fund;

2. The ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending December 31, 1999;

3. To consider and act upon a stockholder proposal with respect to realizing net asset value;

4. To consider and act upon a stockholder proposal to terminate the Fund's investment advisory agreement with Indocam International Investment Services;

5. To consider and act upon a proposal recommending that the Fund not reimburse any stockholder for his or her costs incurred in soliciting proxies relating to proposals which the stockholder chose not to submit in time for inclusion in the Fund's proxy statement.

With respect to these matters, the Soliciting Shareholder is soliciting a proxy to vote your shares:

 - IN FAVOR of the election of three persons whom the Soliciting Shareholder intends to nominate for election as directors of the Fund;

 - IN FAVOR of the stockholder proposal with respect to realizing net asset value;

 - AGAINST the proposal denying reimbursement to stockholders for proxy expenses; and

With regard to item 4 above, the Contract Termination Proposal, the Soliciting Shareholder will vote in accordance with your wishes on this matter. If no instructions are given, the Soliciting Shareholder will vote in accordance with the best interests of all shareholders at the time of the Annual Meeting. This decision will be made in the sole discretion of the Soliciting Shareholder, unless otherwise specified on the [GREEN] Proxy card.

The Soliciting Shareholder is making no recommendation on how shares should be voted on the ratification of the selection of the Fund's independent accountants and will ABSTAIN if no preference is indicated.

The Soliciting Shareholder is also soliciting your proxy to vote your shares on the following proposals, which it intends to introduce at the meeting:

6. A stockholder proposal recommending that the Board provide shareholders the option of receiving full NAV for all their shares within two months;

7. A stockholder proposal recommending that members of the Board not standing for election this year who oppose a commitment to deliver NAV within two months should resign;

8. A stockholder proposal recommending that the Board of Directors reimburse the Soliciting Shareholder for proxy communication costs limited to printing, mailing, distribution, and tabulation of this opposing proxy.



How Proxies Will Be Voted

All of the proposals scheduled by the Fund to be voted on at the meeting are included in the enclosed [GREEN] proxy card. If you wish to vote IN FAVOR of our nominees, and FOR any of the other proposals, you may do so by completing and returning a [GREEN] proxy card.

If you return a [GREEN] proxy card to the Soliciting Shareholder or its agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of our nominees, FOR the shareholder proposal to realize net asset value, AGAINST the proposal denying shareholders reimbursement for proxy expenses, FOR the proposal recommending that the Board provide shareholders the option of receiving full NAV for all their shares within two months, FOR the proposal recommending that members of the Board not standing for election this year who oppose a commitment to deliver NAV within two months resign, and FOR the proposal recommending that the Board of Directors reimburse the Soliciting Shareholder for proxy communication costs limited to printing, mailing, distribution and tabulation of this opposing proxy. If you do not indicate how to vote on the ratification of the selection of the Fund's independent accountants, your shares will be voted TO ABSTAIN on that matter. All other stockholder proposals contained in this proxy or introduced at the meeting, including the proposal to terminate the investment advisory agreement, will be voted at the time of the meeting by the Soliciting Shareholder in accordance with the best interests of the stockholders, in the sole judgement and opinion of the Soliciting Shareholder. If you return a [GREEN] proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting and proposals of other stockholders.


Voting Requirements

Only stockholders of record on the Record Date are entitled to vote at the meeting. According to the Fund's proxy statement, there were 15,345,333 shares of Common Stock issued and outstanding on the Record Date. Holders of record on the Record Date will be entitled to cast one vote on each matter for each share of Common Stock held. Directors of the Fund are elected by a plurality of the votes cast. Ratification of the selection of the Fund's independent accountants and approval of stockholder proposals numbered 3, 5, 6, 7, and 8 described in this proxy statement each require the affirmative vote of a majority of the shares voting on the matter. The Contract Termination Proposal, Proposal 4, requires the vote of a majority of the outstanding voting securities of the Fund, as defined by the Investment Company Act of 1940 (the "1940 Act"). This majority means the lesser of: (1) 67% or more of the Common Stock of the Fund present at the meeting, if the holders of more than 50% of the outstanding Common Stock are present or represented by proxy; or (2) more than 50% of the outstanding Common Stock

In tallying stockholder votes, abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (a) instructions have not been received from the beneficial owners or persons entitled to vote and (b) the broker or nominee does not have discretionary voting power on a particular matter) will be counted for purposes of determining whether a quorum is present for purposes of convening the meeting. Abstentions and broker non-votes will have no effect on the election of directors. The three nominees receiving the largest number of votes will be elected to serve as directors of the Fund. In addition, abstentions and broker non-votes are not considered votes "cast" and thus, will have no effect on any proposal other than the Contract Termination Proposal, Proposal 4, in which case they will have the same effect as "no" votes.

The presence, in person or by proxy, of the holders of more than 33% of the shares of Common Stock of the Fund entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present at the meeting, or if a quorum is present but sufficient votes to approve any of the stockholder proposals are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. The proxies may also propose an adjournment for other reasons. Any adjournment will require the affirmative vote of a majority of those shares present at the meeting in person or by proxy. If an adjournment of the meeting is proposed, the persons named as proxies on the [GREEN] proxy card will vote for or against such adjournment in their discretion.



Revocation of Proxies

You may revoke any proxy you give to management or the Soliciting Shareholder at any time prior to its exercise in the following ways:

Deliver a written revocation of your proxy to the Secretary of the Fund;

Execute and deliver a later dated proxy to the Soliciting Shareholder or to the Fund or our respective agents; or

Vote in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.)

There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.



INFORMATION CONCERNING THE SOLICITING SHAREHOLDER

The beneficial shareholders making this solicitation are Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both registered investment advisors. These companies presently manage investment portfolios having assets in excess of $180 million.

The address of the Soliciting Shareholder is One West Pack Square, Suite 777, Asheville, NC 28801.

As of the Record Date, the Soliciting Shareholder has the beneficial ownership of 360,332 shares of Common Stock of the Fund, held by principals and clients of the companies and representing approximately 2.4 % of the issued and outstanding shares of Common Stock of the Fund.

Exhibit 1 to this proxy statement contains a schedule showing the purchases and sales of Common Stock of the Fund by the Soliciting Shareholder within the past two years.

The Soliciting Shareholder has made the decision to seek Board representation after an extended period of unsatisfactory shareholder results. Moreover, it believes effective measures have not been taken by Indocam nor has there been effective direction by the current Board to deal with the persistent discount to NAV at which the Fund's shares trade on the open market.



REASONS FOR THE SOLICITATION

In our view, management has not taken meaningful steps to enhance stockholder value. For this reason, the Soliciting Shareholder is soliciting your vote to elect Messrs. Olin, Bradshaw, and Bentz to the Board of Directors and to approve various stockholder proposals, which it believes will enhance stockholder value.

The election of Messrs. Olin, Bradshaw, and Bentz as directors will provide stockholders with an independent voice on important matters affecting the Fund. Their election will give the Board a new perspective and will help assure that measures intended to benefit stockholders are more actively considered. The approval of various proposals will also further these goals to the extent that they may result in:

 - Delivering an option to shareholders to receive full net asset value for their shares;

 - Enhancing both net asset value and market value of the Fund's shares through aggressive, perpetual buybacks of shares in the market;

 - Greater stockholder guidance to the Board, enhancing its ability to act in the best interests of stockholders.

If you share these goals, we urge you to vote for our nominees and proposals, using the enclosed [GREEN] proxy card.



CERTAIN CONSIDERATIONS

In deciding whether to give the Soliciting Shareholder your proxy, you should consider the following information.

Even if its nominees are elected and its proposals are approved by stockholders, there can be no assurance that the full Board of Directors will take any actions that it may advocate or that such actions, if taken, will achieve their intended goals. Its nominees will, if elected, represent only three of the Fund's eleven directors, absent the resignation of any Class I or Class III directors.

Implementation of certain Board actions may require stockholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by stockholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of stockholders.

The Soliciting Shareholder believes that all stockholders of the Fund will benefit if any actions taken to improve stockholder value or to reduce or eliminate the discount from NAV are successful. However, the Soliciting Shareholder is paid fees by its clients who hold shares of the Fund. These fees will be greater if the value of the Fund's shares increase and, in some cases, are based upon the performance of the client's account.

If the Contract Termination Proposal is approved, it will be necessary for the Fund to retain a new investment advisor and obtain approval of an investment advisory agreement with the new advisor by the Board of Directors of the Fund, including the vote of a majority of the directors who are not "interested persons" of the Fund as defined by the 1940 Act, and by stockholders of the Fund. No assurance can be given that a new advisor will be identified or approved prior to the date as of which the investment advisory agreement with Indocam terminates. In such event, the Fund might have to implement interim arrangements to assure continued management of the Fund's assets, which might require the issuance of an order by the Securities and Exchange Commission (and of which there can be no assurance). Alternatively, the Board of Directors or officers of the Fund would have to manage the Fund's investment portfolio.

Ron Olin and Deep Discount Advisors, Inc. are parties to a pending legal action involving a closed-end fund. These actions are described in Exhibit 2. In that action, the closed-end fund has alleged that the Soliciting Shareholder has violated certain provisions of the Federal securities laws in connection with the solicitation of proxies. Both Ron Olin and Deep Discount Advisors, Inc. vigorously denied the allegation and moved for dismissal. A dismissal has subsequently been agreed to by the parties and final details are in preparation.


ELECTION OF DIRECTORS

At the meeting, stockholders will have the opportunity to elect three persons as directors of the Fund. The Fund currently has a total of eleven directors, divided into three classes. There are presently three Class II directors, whose terms expire in 1999, four Class III directors, whose terms expire in 2000, and four Class I directors, whose terms expire in 2001. Each person elected as a director at the meeting will be a Class II director whose term will expire in 2002.

The Soliciting Shareholder will nominate Messrs. Olin, Bradshaw, and Bentz for election as Class II directors of the Fund. Information about the nominees is as follows:



Name, Business Address       Age       Principal Business Occupations

Ronald G. Olin                53
One West Pack Square
Suite 777
Asheville, NC  28801                  Mr. Olin is President and Chief Executive
                                      Officer of Deep Discount Advisors, Inc.and
                                      General Partner of Ron Olin Investment
                                      Management Co.  Both firms are registered
                                      investment advisors specializing in
                                      investments in closed-end funds.   Prior
                                      to founding these investment management
                                      firms, Mr. Olin was a senior manager with IBM supporting government software contracts with the N.A.S.A. and D.O.D. He currently serves as Chairman of the Board of Clemente Global Growth Fund, a NYSE
                                      Traded closed-end fund with an
                                      internationally diversified portfolio, and as a Director on the Board of The Austria
                                      Fund, Inc., a NYSE-traded closed-end fund.


Number of Shares Owned Directly or
Indirectly As of February 9, 1999     200



Ralph W. Bradshaw           48
One West Pack Square
Suite 777
Asheville, NC  28801                  Mr. Bradshaw has served as Vice President
                                      and Secretary of Deep Discount Advisors,
                                      Inc., a registered investment advisor
                                      specializing in closed-end fund
                                      investments, for over five years. During that period he has also provided financial consulting services in the area of closed-end funds. In previous years, he has held various managerial positions.
                                      Mr. Bradshaw currently serves as a
                                      Director on the Boards of Clemente Global
                                      Growth Fund and The Austria Fund, both
                                      NYSE-traded closed-end funds.

Number of Shares Owned Directly or
Indirectly As of February 9, 1999     262


Gary A. Bentz                 42
One West Pack Square
Suite 777
Asheville, NC  28801                 Mr. Bentz has served as Vice President and
                                     Chief Financial Officer of Deep Discount
                                     Advisors, Inc., a registered investment
                                     advisor specializing in closed-end fund
                                     investments, for over five years. He has also provided financial accounting, investment analysis and consulting services to companies and private investors for the last 13 years. After commencing his career with Arthur Andersen & Co., Mr. Bentz held various financial managerial positions in industry. He currently serves as a Director on the Boards of Clemente Global
                                     Growth Fund and The Austria Fund, both
                                     NYSE-traded closed-end funds.


Number of Shares Owned Directly or
Indirectly As of February 9, 1999    0


As previously noted, Deep Discount Advisors and Ron Olin Investment Management Company are deemed to own beneficially 360,332 shares of Common Stock, representing approximately 2.4% of the shares outstanding on the Record Date, February 9, 1999.

Directors of the Fund who are not affiliated with Indocam receive an annual stipend for serving on the Board and its committees, an additional sum for each Board meeting which they attend, and reimbursement for out-of-pocket expenses in connection with their attendance at directors' meetings. According to the Fund's Proxy statement, Directors not affiliated with Indocam each received total compensation between $10,300 and $14,900 for the fiscal year ending December 31, 1998. The Fund does not pay any pension or other benefits to its directors.

Other than fees that may be payable by the Fund to its directors, none of the nominees named above has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

The persons named as proxies in the enclosed [GREEN] proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of the three nominees named above. Each nominee has consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the persons named as proxies.

Information regarding the persons now serving as directors and officers of the Fund, and additional information regarding the Fund, is contained in the Fund's proxy statement.




ANNUAL MEETING PROPOSALS

PROPOSAL 2 - SELECTION OF INDEPENDENT ACCOUNTANTS

Information concerning this proposal is contained within the Fund's proxy statement. The Soliciting Shareholder takes no position with regard to the selection of independent accountants and will ABSTAIN if no preference is indicated on the [GREEN] proxy.


PROPOSAL 3 - SHAREHOLDER PROPOSAL TO REALIZE NET ASSET VALUE

A stockholder has submitted the following proposal for inclusion in the Fund's proxy statement. A supporting statement and rebuttal and other additional information is contained in the Fund's proxy.

 - RESOLVED: The stockholders of The France Growth Fund (the "Fund") request that they be afforded an opportunity to realize net asset value ("NAV") for their investment in the Fund as soon as practicable.

This proposal is similar to Proposal 6 which will be presented by the Soliciting Shareholder at the meeting but this proposal does not contain a specific time frame for action to be taken. The Soliciting Shareholder recommends that shareholders vote IN FAVOR of this proposal and will vote FOR this proposal if no indication is given on the [GREEN] proxy.

PROPOSAL 4 - CONTRACT TERMINATION PROPOSAL

At the meeting, the Soliciting Shareholder intends to introduce the following resolution for consideration by the stockholders which had been submitted by Ronald G. Olin for inclusion in the Fund's proxy in a letter sent to the Fund on October 29, 1998 (included as Exhibit 3). This letter was sent prior to a decision by the Soliciting Shareholder to solicit its own proxies for the annual meeting. A supporting statement and rebuttal and other additional information relative to this proposal is contained in the Fund's proxy.

 - RESOLVED: The Fund's investment advisory agreement with its investment advisor, Indocam International Investment Services (Indocam, formerly Indosuez), shall be terminated and the shareholders recommend that the Board solicit competitive proposals for a new investment advisor.

On 10/2/98, when the market price of the shares was $11.69, the shareholders had collectively made only about $82 million on their $177 million investment over more than eight years while paying out almost $36 million in advisory fees, director fees, underwriting fees and other expenses. As of 10/2/98 the net asset value of the shares was $14.02, representing a discount of $2.33 per share or a +20% immediate gain to the shareholders if the discount were eliminated. The Soliciting Shareholder believes that claims of good relative portfolio performance are irrelevant if the shareholders have not made a decent return on their investment based on the market price of the shares.

Shareholders who believe that Indocam, its management fees, and its influence on the Board are a large part of the problem in getting the Board to give shareholders the option of receiving full net asset value for their shares should consider voting in favor of this proposal. Moreover, if the Soliciting Shareholder is given sufficient discretionary voting authority on this proposal by virtue of shareholders returning the [GREEN] proxy with this proposal unmarked, it will determine at the time of the meeting whether or not termination of the Indocam contract, or the threat of it, combined with other actions taken or promised by Indocam and the Board, will be in the best interests of shareholders. The Soliciting Shareholder believes that a large discretionary vote on the [GREEN] proxy may give it the leverage to overcome a possible unwillingness of Indocam and the other Directors to follow shareholder direction on the other proposals.

If this proposal is approved by stockholders, the Fund's investment advisory agreement with Indocam will be required to be terminated. The Soliciting Shareholder believes that Indocam may be the primary impediment to allowing shareholders the option to receive full Net Asset Value (NAV) for their shares. Although passage of this proposal would not directly result in achieving this goal, it will encourage the Board of Directors to seek a new investment advisor who is committed to enhancing stockholder value.

In the event this proposal is approved by stockholders, it will be necessary for the Board of Directors, including a majority of the directors who are not "interested persons" (as defined by the 1940 Act) of the Fund, to approve an investment advisory agreement with a new investment advisor to assure continuity of services to the Fund. This new advisory agreement will also have to be approved by stockholders of the Fund prior to its effectiveness. If a new advisory agreement is not approved by stockholders and directors and implemented prior to the effective date of the termination of the present investment advisory agreement, it is possible that there will be a period of time during which the Fund will not have an independent investment advisor responsible for the management and supervision of its investment portfolio.

If no preference is given on the [GREEN] proxy card, the Soliciting Shareholder will vote on this proposal at the time of the meeting in accordance with the best interests of the stockholders, in the sole judgement and opinion of the Soliciting Shareholder.


PROPOSAL 5 - NON-REIMBURSEMENT OF SHAREHOLDERS WHO SOLICIT THEIR OWN PROXIES

At the meeting, the Board of Directors intend to introduce the following proposal for the vote of shareholders. Additional information supporting this proposal is contained in the Fund's proxy.

 - RESOLVED: That the stockholders hereby recommend that the Fund not pay the costs incurred by stockholders who solicit their own proxies.

The Soliciting Shareholder believes this proposal is a further attempt to entrench the current management and the current Board at the expense of shareholder democracy. The initial Directors of the Fund were selected by the manager and have subsequently perpetuated themselves by nominating themselves and their own selected occasional replacements. The Fund's proxy states: "The Nominating Committee will not consider prospective nominees suggested by stockholders." Shareholders are limited to only one proposal a year to be included in the Fund's proxy, and they are further limited to no more than 500 words while the Board may avail itself of unlimited rebuttal. Alternative director nominees may not be submitted for inclusion in the Fund's proxy and the only means for presenting alternative choices are for stockholders to solicit their own proxies. The current Board has indicated its intention to hire an outside, third party solicitation firm to provide proxy solicitation services to the Fund at a cost to shareholders of approximately $125,000. This is in addition to outside counsel and whatever additional and extraordinary expenses the current Board may approve to oppose the proxy distributed by the Soliciting Shareholder. The Soliciting Shareholder is requesting stockholder approval in Proposal 8 of limited proxy communication costs for providing choices to shareholders in the amount of approximately $25,000. The Board is presenting this proposal to shareholders with the advance knowledge provided by the Soliciting Shareholder that it intended to seek this reasonable, limited reimbursement for part of its expenses. This unprecedented action by the current Board speaks volumes about their attitude regarding the rights of shareholders in affecting the policies of their own Fund.

The Soliciting Shareholder recommends that shareholders vote AGAINST this proposal and will vote NO if no preference is given on the [GREEN] proxy card.

PROPOSAL 6 - SHAREHOLDER OPTION TO RECEIVE FULL NET ASSET VALUE WITHIN TWO
MONTHS

The Soliciting Shareholder has provided appropriate advance notice to the Fund of its intent to solicit sufficient votes in favor to pass the following proposal which it will present for approval by the stockholders at the annual meeting:

 - RESOLVED: That the stockholders hereby recommend that the Board of Directors take whatever steps necessary to provide all shareholders the option of receiving full Net Asset Value (NAV) for their shares within two months (60 days) of the date of the 1999 Annual meeting.

Existing shareholders have endured a long-lasting and persistent discount in the market value of their shares. The Board has it within its power to provide shareholders the option of receiving full net asset value for their shares, less any associated costs, in a timely manner, without any further shareholder approvals. Examples of how this could be done include having the Fund do a full tender offer for all its shares at NAV or offering shareholders the option of receiving an in-kind, proportionate distribution of their share of the Fund's portfolio. Both techniques have been done successfully in the past by other closed-end funds. Any such undertaking could be designed to minimize the impact and costs to those shareholders wishing to retain the Fund's current structure.

Such actions would likely require exemptive relief from the SEC to permit participation by those shareholders who own more than 5% of the Fund. Also, it is possible that if most of the shareholders elect to participate, the Fund may become so small that it is impractical to operate. As would be the case with massive redemptions after an open-ending or alternative measure, a merger or liquidation of the Fund might then become necessary.

PROPOSAL 7 - RESIGNATION OF DIRECTORS OPPOSING SHAREHOLDER OPTION TO RECEIVE NET ASSET VALUE

The Soliciting Shareholder has provided appropriate advance notice to the Fund of its intent to solicit sufficient votes in favor to pass the following proposal which it will present for approval by the stockholders at the annual meeting:

 - RESOLVED: That it would be in the best interests of the Fund and its stockholders for all Directors not standing for election at the 1999 Annual Meeting who oppose the resolution to deliver full Net Asset Value (NAV) to all shareholders within 60 days of the date of the 1999 Annual Meeting to resign, and that the stockholders hereby recommend that such Directors resign their positions as Directors of the Fund.

Directors need to be responsible to the wishes of the shareholders, even if it conflicts with the financial interests of the Fund manager and reduces the manager's fees. Directors who oppose an approved resolution of the shareholders and refuse to act on such a resolution should be held accountable to those shareholders and, in our opinion, should resign their position. Staggered Board terms make it possible for a majority of directors to ignore the shareholders for a period of time. Just because it is possible does not make it right, and the Soliciting Shareholder believes that those shareholders who desire the option of receiving full net asset value for their shares should speak out by voting for the above resolution.


PROPOSAL 8 - LIMITED REIMBURSEMENT OF CERTAIN EXPENSES OF THE SOLICITING SHAREHOLDER

The Soliciting Shareholder has provided appropriate advance notice to the Fund of its intent to solicit sufficient votes in favor to pass the following proposal which it will present for approval by the stockholders at the annual meeting:

 - RESOLVED: That the stockholders hereby recommend that the Board of Directors authorize and direct the officers of the Fund to reimburse the Soliciting Shareholder for such reasonable fees and expenses associated with its proxy communication to shareholders, including only printing, normal mailing, distribution, and tabulating costs, but not including attorneys fees, solicitor fees, overnight mailing costs, telephone communication, or other extraordinary expenses.

The Soliciting Shareholder believes that the election of its nominees as directors of the Fund and the approval of the stockholder proposals it intends to introduce will benefit the Fund and its stockholders. For this reason, it intends to seek reimbursement to the maximum extent permitted by law of the reasonable fees and expenses incurred in connection with providing these choices to shareholders and believes that reimbursement by the Fund would be appropriate. However, the Soliciting Shareholder does not believe that outside lawyer costs, hired solicitor costs, telephone solicitations, special overnight mailing costs, and various other expensive techniques often used in proxy contests should be paid for by shareholders. It is not right to charge the shareholders these costs whether they are incurred by the Soliciting Shareholder or whether they are incurred by the Fund in an attempt to entrench the incumbent manager or Board. The Soliciting Shareholder is also taking the position that it is possible that authorization of extraordinary solicitation expenses by an existing Board to entrench itself and the manager may be a violation of federal securities law.

The Fund opposes this limited reimbursement to the soliciting shareholder yet has indicated that it will use shareholder money to pay a fee approximating $125,000 to an outside proxy solicitation firm. The Soliciting Shareholder believes the current Board may also authorize significant additional expenses to oppose this proxy. In contrast, the soliciting shareholder intends to bear its own attorney fees, legal fees, and extraordinary solicitation fees and is only requesting reimbursement of approximately $25,000 for the costs of simply communicating these choices to shareholders. Shareholders should look closely at who is delivering value for their money and who has their best interests in mind.



PRINCIPAL HOLDERS OF VOTING SECURITIES

According to the Fund's proxy statement, the Fund is aware of five entities which have reported beneficial ownership of more than 5% of the outstanding Common Stock: (i) President and Fellows of Harvard College, care of Harvard Management Co., Inc., 600 Atlantic Ave., Boston, MA 02210--________ shares (__%) as of [date]; (ii) Bankgesellschaft Berlin AG Postfach, 110801, D-10838, Berlin, Germany--________ shares (__%) as of [date]; (iii) Lazard Freres Asset Management, 30 Rockefeller Plaza, New York, NY 10112--_________ shares (__%) as of [date]; (iv) Fidelity Management and Research Corp., 82 Devonshire Street, Boston, MA 02109--_________ shares (__%) as of [date]; and (v) Tattersall Advisory Group, 6620 West Broad Street, Richmond, VA 23230-- _________ shares (__%) as of [date].

According to the Fund's proxy statement, the directors and officers of the Fund, as a group owned less than 1% of the outstanding shares of the Fund.


THE SOLICITATION

Deep Discount Advisors, Inc. and Ron Olin Investment Management Company (Soliciting Shareholder) are making this solicitation.

Banks, brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward this proxy statement and the enclosed [GREEN] proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. The Soliciting Shareholder will reimburse these organizations for their reasonable out-of-pocket expenses.

The Soliciting Shareholder will bear all of the fees and expenses related to this proxy solicitation except to the extent that it seeks and obtains reimbursement. It intends to seek reimbursement of certain reasonable printing, mailing, distribution, and tabulating costs from the Fund and will propose at the meeting that stockholders authorize and direct such reimbursement. It is estimated that the total amount of fees and expenses, including lawyers and proxy advisors, will not exceed $80,000, of which none has been disbursed to date. However, it is estimated that the amount of limited reimbursement sought from the Fund will likely not exceed $25,000.

The Soliciting Shareholder is not and, within the past year, has not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either the Soliciting Shareholder, or any associate which relates to future employment by the Fund or any future transaction with the Fund.

If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please contact the Soliciting Shareholder at 828-274-1863.



ADDITIONAL PROPOSALS

The Soliciting Shareholder knows of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies on the enclosed [GREEN] proxy card to vote in accordance with their own best judgment on such matters.

The date by which a stockholder must submit a proposal to be presented at the 2000 Annual Meeting of Stockholders is set forth in the Fund's proxy statement.


Dated: March 17, 1999.



EXHIBIT 1   Purchases and Sales of France Growth Fund Shares

SECURITIES OF THE FUND PURCHASED OR SOLD
WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

Except as disclosed in this proxy statement, neither Ronald G. Olin nor Deep Discount Advisors, Inc. nor Ron Olin Investment Management Company has, or had, any interest, direct or indirect, by security holdings or otherwise, in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company for accounts holding shares as to which they are deemed to be the beneficial owners (the "Accounts").

Some of the shares are held in margin accounts. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

3/14/97     2111
3/17/97     7500
3/18/97      978
3/19/97     5500
3/24/97     1000
3/27/97      700
3/31/97     5000
5/8/97       811
5/15/97     5500
5/16/97     5500
5/19/97     5600
5/20/97     6100
5/21/97     1700
5/23/97     6400
5/27/97     -500
5/29/97     4500
5/30/97     3500
6/2/97      6022
6/3/97      1500
6/4/97      9500
6/5/97      5500
6/6/97      9800
6/9/97      4200
6/10/97     8000
6/11/97     3000
6/12/97     2500
6/13/97     9500
6/16/97     9000
6/17/97     7000
6/18/97     2700
6/19/97     5800
6/20/97     2500
6/23/97     5500
6/24/97     5000
6/25/97     2000
6/26/97     6000
6/27/97     5500
6/30/97     5300
7/2/97      2500
7/3/97      2000
7/7/97      2500
7/8/97      3500
7/9/97      5000
7/10/97     5500
7/15/97     5000
7/16/97     5000
7/17/97     1000
7/18/97     9000
7/28/97     5500
7/29/97    10000
7/30/97     7000
7/31/97      500
8/1/97     14900
8/4/97      7000
8/5/97      1600
8/6/97      4100
8/7/97     12900
8/8/97      7400
8/11/97     7000
8/12/97     2000
8/13/97     9000
8/15/97     4000
8/19/97      800
8/25/97     2500
8/27/97     6800
9/4/97      3000
9/8/97      1000
9/9/97      3679
9/10/97     3000
9/17/97     6000
9/18/97     5000
9/19/97     5000
9/22/97     4000
9/23/97     3000
9/24/97     3000
9/25/97     3500
9/26/97     4700
9/29/97     4900
9/30/97      938
10/1/97     1062
10/2/97     1500
10/3/97     6100
10/8/97     2000
10/9/97     7000
10/14/97    2400
10/16/97    1956
11/7/97      751
11/8/97     2000
11/11/97    5314
12/4/97     5000
12/8/97     3000
12/10/97    3500
12/12/97     700
1/7/98       522
1/15/98    -2251
1/21/98     2000
1/22/98      700
1/26/98     3500
2/3/98      7000
2/4/98      4000
2/5/98     17117
2/6/98     15500
2/9/98      8000
2/10/98       99
2/11/98     3000
2/12/98    13500
2/13/98     4600
2/17/98     2841
2/19/98     8000
2/20/98     6500
2/23/98     2200
2/24/98     6200
2/26/98     4000
3/3/98     14800
3/4/98      8522
3/5/98     42000
3/13/98     3500
3/16/98     7000
3/18/98     6000
3/23/98     6000
3/26/98     6000
4/1/98      1100
4/16/98     1650
4/24/98     7000
6/1/98      1700
6/12/98    -4200
6/16/98    -3367
6/17/98    -3011
6/25/98    -2451
7/14/98    -4100
7/17/98    -1792
7/31/98    -4203
8/18/98   -21106
8/19/98    -1557
8/24/98    -3000
8/25/98    -1900
8/28/98    -7000
8/31/98   -25550
9/1/98   -504146
9/2/98    -37000
9/3/98    -24000
9/4/98    -46000
9/8/98    -15958
9/9/98     -3000
9/11/98    -5000
9/15/98    -4000
10/9/98    -3606
10/16/98  -15500
10/27/98    -400
1/21/99     3000
1/27/99    30000
2/2/99     10000
2/18/99     -700
2/19/99    -16142


EXHIBIT 2

PENDING LITIGATION INVOLVING THE SOLICITING SHAREHOLDER

The soliciting shareholder, and entities affiliated with it, are involved in the following pending litigation relating to closed-end funds. The litigation is pending in U.S. District Court for the Southern District of New York.

The Emerging Germany Fund Litigation

Ronald Olin and Deep Discount Advisors, Inc., of which Ronald Olin is President and Chief Executive Officer, are named defendants in a federal court action for injunctive relief filed on April 8, 1998 by The Emerging Germany Fund, Inc. ("FRG"). FRG filed this action immediately after canceling its 1998 annual meeting scheduled for April 27, 1998, and stated that it would not schedule an annual meeting until the litigation has been resolved.

Subsequently, a class action lawsuit was filed by a stockholder who demanded
that FRG reschedule its 1998 Annual Meeting.   Recently, FRG rescheduled and
held its 1998 Annual Meeting on January 26, 1999 and the shareholders approved a proposal initiated by the Fund to open-end.

In its action, FRG alleges that the defendants solicited proxies in violation of
Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with certain postings by Mr. Olin on an Internet bulletin board and engaged in a alleged scheme to force FRG to open-end. FRG also alleges that Mr. Olin, Deep Discount Advisors, Inc. and the three other defendants, Mr. Goldstein, and Opportunity Partners L.P., and Kimball & Winthrop, were a "group" within the meaning of Section 13(d) of the Williams Act, and had failed to file a Schedule 13D.

All defendants have moved to dismiss FRG's complaint. A dismissal has subsequently been agreed to by FRG with regard to the Soliciting Shareholder and final details are in preparation.

All of the above actions were filed in the Federal District Court , S.D.N.Y. Copies of all pleadings in the above actions are available upon request.



EXHIBIT 3

VALUE ENHANCEMENT RECOMMENDATIONS AND TERMINATION PROPOSAL
(Letter set to France Growth Fund on October 29, 1998)

RONALD G. OLIN
One West Pack Square, Suite 777, Asheville, NC  28801
828-274-1863  Fax: 828-255-4834  E-mail: ddainc@msn.com

Steven M. Cancro, Secretary Ph: 212-278-2810 Fax: 212-278-2828
The Board of Directors, The France Growth Fund, Inc.
Credit Agricole Indo-Suez, 8th Floor
1211 Avenue of the Americas
New York, NY  10036

 (via both Fax and Federal Express)                 October 29, 1998

To the Board of Directors of The France Growth Fund:

My clients and I currently own 317,332 shares of the France Growth Fund Inc. and have held most of the shares for a long time. We are disappointed by the long -term investment return to shareholders and the persistent discount at which the Fund's shares have traded.

We feel that there is no need to tolerate such a discount, as adequate remedies exist that are beneficial to all shareholders and are far more effective than those actions taken by the Fund so far. The purpose of this letter is to suggest two specific remedies, to request a meeting with the Board of Directors to discuss these matters, and to submit a shareholder proposal for the next meeting of the Fund's shareholders.

The shareholder proposal to terminate the management contract with Indosuez may seem extreme, but it represents the only effective and inexpensive means the shareholders have to indicate their displeasure if the Board and Advisor fail to respond to their wishes.

AN UNIMPRESSIVE LONG-TERM INVESTMENT

All of the shareholder reports since the inception of the Fund are the basis of the following synopsis of the "out of pocket" investment results of the Fund's owners:

FRANCE GROWTH FUND SHAREHOLDER RESULTS
(Values in Thousands - Source: Data from Regular Shareholder Reports)

                   All    Total                   Total   Distr. Monthly
 Period  Shares   Offer   Share   Mgmt. Director  Oper.    Paid   Index   Index
 Ending  Issued   Fees    Cost    Fees    Costs  Expense    Out   Value   Units
 -------------------------------------------------------------------------------
 5/18/90  11,509  10,498 138,100                                   1,431   +96.5
12/31/90                             703      79   1,697   6,008   1,163    -5.2
12/31/91                           1,061     111   2,554   2,746   1,378    -2.0
12/31/92                           1,135     126   2,275     483   1,425    -0.3
12/31/93                           1,177     133   2,302           1,733
 3/25/94   3,836  36,813  38,843                                   1,688   +23.0
12/31/94                           1,508     187   2,878   8,900   1,651    -5.4
12/31/95                           1,569     226   2,905  12,230   1,895    -6.5
12/31/96                           1,647     189   2,986  13,323   2,309    -5.8
12/31/97                           1,802     254   3,151  28,056   2,595   -10.8
10/02/98 (est. based on 6/30/98)   1,410     156   2,456   8,245   3,016    -2.7

 TOTALS   15,345  12,528 176,943  12,011   1,463  23,205  79,991            80.9


MSCI France Total          10/2/98   Per   Total    Results        Fund   Index
Return Index (US$)**       Values   Share  Value    Comparison    Shares  Units
------------------------   ----------------------   ----------------------------
Index Units from           Market
 Same Cash Flow     80.9   Price:   11.69 179,349   Market Value 179,349 243,933
Times 9/28/98              Net Asset                + Payouts     79,991  79,991
 Index Value       3,016   Value:   14.02 215,142   - Share Cost 176,943 176,943
Shareholder Value          Discount
 w/ Index Units  243,933   Loss:     2.33  35,793   Net Gain:     82,397 146,981


                     WHO GOT WHAT IN THE FRANCE GROWTH FUND?
                           (May 1009 - September 1998)
--------------------------------------------------------------------------------
Net Gain to Shareholders     $ 82 Mil. xxxxxxxxxxxxxxxxxxxxxxx
Total Fees & Expenses        $ 36 Mil. xxxxxxxxxx
Shareholder Loss to Discount $ 36 Mil. xxxxxxxxxx
Gain to the France Index**   $147 Mil. xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

**Note: The MSCI France Total Return Index is a standard measure of the returns of capitalization weighted French equities. Index results may be affected because the index is not subject to the same investment policies and restrictions as the Fund. Also, the index is computed on a month-end basis only, so applying the Fund cash flows during each fiscal year to year-end and month-end index values is only an approximation of alternative results.

SYNOPSIS OF SHAREHOLDER INVESTMENT RESULTS

This has been an unimpressive long-term investment. Since inception more than eight years ago, the Fund's shareholders have paid $177 million to buy new shares, received $80 million in distributions, and had an investment with a market value of $179 million as of 10/2/98.

The shareholders paid out $36 million in advisory fees, director fees, underwriting fees, and other expenses while making only about $82 million on their investment. As of 10/2/98, the discount was costing each and every shareholder another $36 million ($2.33 a share) or a +20% extra return above its market value. An identical, hypothetical investment in the unmanaged Morgan Stanley France total return index would have resulted in $147 million in profits rather than $82 million.

REMEDIES TO REDUCE THE DISCOUNT & ENHANCE SHAREHOLDER RETURNS

The discount represents an opportunity to markedly improve shareholder investment results with this Fund. All that is required is that Indosuez and the Board take the actions necessary to enhance shareholder wealth through the reduction and eventual elimination of the discount. Remedies are available which would enhance the Net Asset Value (NAV) of the Fund's shares, reduce/eliminate the discount, and allow shareholders a choice between a closed -end structure and receiving NAV for all their shares. The only significant impact of such actions would be a reduction in the advisory fee income paid to Indosuez due to those shareholders who choose to cash out entirely. Transactions can be structured so that there will be no resulting tax impact on those shareholders choosing to remain in the closed-end structure.

REMEDY #1 - PERPETUAL SHARE BUYBACKS TO ENHANCE NAV & REDUCE DISCOUNTS

Share buybacks have been viewed by the industry as a failure because, even though they have always enhanced NAV, they have never permanently fixed the discount. This is not surprising because all repurchase plans have been limited in size and duration. You don't get a permanent fix with a temporary band-aid.

Instead, if a fund unequivocally committed to perpetual, sizable buybacks whenever a discount existed, there would always be a buyer for the Fund's shares. Potential sellers would learn to be patient and would lower the discount at which they were willing to sell. Every share that the Fund bought at a discount would enhance NAV and the performance of the Fund. This would attract other buyers and serve to rebalance the demand/supply equation at a lower discount level. Logic says that eventually the price would stabilize in a range somewhere near NAV.

The value of such a program to existing shareholders is significant. For example, suppose repurchases began at a 17% discount (similar to that of The France Growth Fund), suppose it took one half of the Fund's assets and one year to reduce the discount to 0%, suppose the average purchase price were at a 9% discount, and further suppose that the Fund's portfolio securities appreciated 10% during the same year net of expenses. In this case, those shareholders sticking with the Fund would see their investment increase by about +39% (+20% from discount elimination, +9% from NAV enhancement, +10% from the portfolio increase).

Repurchasing shares at a discount is equivalent to buying the fund's own carefully chosen portfolio at prices cheaper than those available in the market. The turnover of the France Growth Fund has ranged from 49% to 83% in recent years. What could be a better investment for the Fund?

Seventy per cent of the Fund's yearly expenses are advisory and administrative fees which are proportional to the size of the Fund. A reduction in Fund size by one half might increase the Fund's expense ratio from about 1.5% to about 1.9%. Most shareholders would gladly make this tradeoff to eliminate the discount and enhance their wealth.

REMEDY #2 - SPLITTING UP THE FUND TO SATISFY ALL SHAREHOLDERS

Many shareholders feel that they should be entitled to receive full NAV for their shares right away and should not have to wait for perpetual share buybacks or other techniques to slowly eliminate the discount. They desire that the Fund be open-ended. Fund Advisors and Boards often object that this is not fair to shareholders who like the closed-end structure. They argue that open-ending will create tax consequences and costs due to massive redemptions when other shareholders cash out.

There is a solution which should satisfy all shareholders. The Fund could do a self-tender offer for its shares in exchange of an in-kind distribution of its portfolio. Those wishing to remain in the closed-end fund would not have any tax consequences as a result.

The tendering shareholders could be given a further option to exchange their portfolio proceeds for shares of a newly formed open-end fund created for that purpose or alternatively a liquidating trust which would sell them out. The entire series of transactions could be structured so that all expenses and tax impacts would be borne only by the those shareholders who chose to tender. A somewhat similar action has already been approved and completed by another closed-end fund organization for their European equity closed-end fund.

A further advantage of this approach is that it would remove from the market the large number of the Fund's shareholders who are currently willing to sell their shares at less than NAV, and leave only those shareholders who truly desire the closed-end format in the remaining closed-end fund.

The optimal solution for the France Growth Fund might be a combination of the two remedies: First, allowing those who wished NAV to exit to an open-end counterpart, and then instituting a perpetual buyback program in the remaining closed-end fund to keep the discount from reappearing.

A REQUESTED MEETING WITH THE BOARD

I would like to request a meeting with the Fund's Board to discuss these potential remedies and other issues relating to the investment performance of the Fund and the discount. The managed distribution policy and advisory fee reduction recently announced have not worked so far, and I believe such minor actions will never work adequately. They will likely have at best a temporary and relatively small impact on the discount. There is a growing intolerance of the status quo among the shareholders and a level of impatience that will not be satisfied by a "wait and see" response.

THE SHAREHOLDER PROPOSAL TO TERMINATE INDOSUEZ

On May 8, 1998 the SEC overruled the objections of eight fund management companies and their Boards of Directors and determined that the shareholders of closed-end funds could fire their investment advisor without Board approval. Short of expensive proxy fights, this is the only practical tool the shareholders have if their Board and their Advisor are not responsive to shareholder wishes. The decision to submit this shareholder proposal is occasioned by the filing deadline and the possibility that Indosuez and the Board will not take meaningful steps which result in eliminating the discount. It would be preferable if the Board would take actions prior to the next meeting of shareholders which would eliminate the need for shareholders to vote in support of this proposal.

I own 200 shares of The France Growth Fund Inc. in my IRA and intend to continue to own these shares until the Fund's next annual meeting. (I am enclosing independent certification from my broker demonstrating continuous beneficial ownership of Fund shares in the required amounts for the required period of time). Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, I am hereby submitting the following proposal and supporting statement for inclusion in the Fund's proxy material for its 1999 annual meeting of stockholders or any earlier special meeting. The notice of annual meeting for 1998 specifies October 31, 1998 as the deadline for such submissions. It should be noted for the record that I am not interested in competing for the Fund's advisory contract and would not accept it if offered.

SUBMITTED SHAREHOLDER PROPOSAL:

RESOLVED: The Fund's investment advisory agreement with its investment advisor, Indosuez International Investment Services (Indosuez), shall be terminated and the shareholders recommend that the board solicit competitive proposals for a new investment advisor.

SUPPORTING STATEMENT:

I believe Indosuez's advisory contract should be terminated because shareholder results with the Fund have been unimpressive, and because management fees are apparently so lucrative to Indosuez that effective steps to enhance shareholder value are not taken.

Since inception on 5/18/90, the Fund's shareholders have paid $177 million to buy new shares, received $80 million in distributions, and had an investment with a market value of $179 million as of 10/2/98. The resulting gain of only $82 million dollars spread over more than 8 years brings into question the value of this manager and this entire economic endeavor. The Net Asset Value (NAV) return of the Fund is somewhat better, but it fails to reflect the devastating impact of the discount on shareholder investment results.

The shareholders paid out $36 million in advisory fees, director fees, underwriting fees, and other expenses while making only about $82 million on their investment. As of 10/2/98, the discount was costing each and every shareholder an additional $36 million ($2.33 a share) or a +20% extra return over and above the market value of the Fund's shares.

After 25 years as a private investor and 10 additional years as an investment professional managing up to $240 million in closed-end fund shares, I am convinced that the biggest problem in fixing discounts and adding market value is the investment advisor. Fees are so lucrative that the fund manager will rarely recommend more than token steps (such as a 12% distribution policy or a small reduction in his fees) to enhance shareholder value. I believe the Directors owe their positions to Indosuez and therefore will not take effective actions such as committing to perpetual share buy-backs, tender offers, open-endings, or other means to deliver Net Asset Value to shareholders. Such steps would reduce the Fund size and result in a major reduction in advisory fees. Instead, this Fund conducted a rights offering and sold new shares at a discount, which diluted the asset value, added to the supply of shares, and increased the advisory fees paid to Indosuez.

It is very expensive and time consuming for shareholders to wage successful proxy fights to replace staggered Boards of Directors hand picked by the investment advisor. Fortunately, the law gives shareholders one practical tool to fix this problem. A majority can vote to "fire" the investment manager. Qualified advisors are available that will work with a motivated Board to enhance shareholder value.

We have a chance to send a loud and clear message to the Board that we want the Fund run exclusively for the benefit of the Fund's owners. Vote for this shareholder sponsored resolution.

***End of supporting statement***

CONCLUSION

I am sure the Board would agree that the discount represents both a wasteful loss of shareholder wealth, and an issue of contention between the Fund's owners and its fiduciaries. The shareholders and the Board should work together to resolve this problem expeditiously. Getting rid of the discount would eliminate the need for disruptive activities such as proxy fights, opposing director candidates, and shareholder proposals like the one above.

I remain available at any time for discussions with Indosuez or members of the Board concerning any issues related to the France Growth Fund, suggestions to remedy the discount, the submitted shareholder proposal, and other ideas to enhance shareholder value. I am looking forward to your response.

Very truly yours,



Ronald G. Olin



                                PROXY CARD

                     PROXY SOLICITED IN OPPOSITION
        TO THE BOARD OF DIRECTORS OF THE FRANCE GROWTH FUND, INC.
  BY DEEP DISCOUNT ADVISORS, INC. AND RON OLIN INVESTMENT MANAGEMENT COMPANY

      ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 1999

The undersigned hereby appoints Ronald G. Olin, Ralph W. Bradshaw, Gary A. Bentz, and William A. Clark, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of The France Growth Fund, Inc. (the "Fund") to be held on April 29, 1999, at the offices of the Credit Agricole Indosuez, 7th Floor Board Room, 1211 Avenue of the Americas, New York, New York 10036, at 1:00 p.m., New York time, (the "Meeting"), and any adjournment(s) or postponement(s) thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [    ].)

1. ELECTION OF DIRECTORS.
   Class Two Directors (term expires in 2002)

           RONALD G. OLIN
           RALPH W. BRADSHAW
           GARY A. BENTZ

FOR ALL NOMINEES  [   ]      WITHHOLD  [   ]      FOR ALL EXCEPT  [   ]

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" ANY PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" THE ELECTION OF ALL NOMINEES


2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending December 31, 1999:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]


3. Stockholder proposal requesting that stockholders be afforded an opportunity to realize net asset value ("NAV") for their investment in the Fund as soon as practicable:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL THREE (3)


4. Stockholder proposal requiring that the advisory agreement between the Fund and its investment advisor, Indocam International Investment Services (Indocam, formerly Indosuez), be terminated, and that the shareholders recommend the Board solicit competitive proposals for a new investment advisor:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

IF PROPOSAL FOUR (4) IS LEFT BLANK FOR ALL BOXES, THE SOLICITING SHAREHOLDER WILL VOTE ON THIS PROPOSAL IN THE BEST INTERESTS OF THE STOCKHOLDERS AT THE TIME OF THE ANNUAL MEETING, BASED ON THE SOLE JUDGEMENT OF THE SOLICITING SHAREHOLDER

5. A proposal by the Board of Directors of the Fund recommending that the Fund not pay the costs incurred by stockholders who solicit their own proxies.

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "AGAINST" PROPOSAL FIVE (5)


6. Stockholder proposal recommending that the Board of Directors take whatever steps necessary to provide all shareholders the option of receiving full Net Asset Value (NAV) for their shares within two months (60 days) of the date of the 1999 Annual meeting:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL SIX (6)


7. Stockholder proposal recommending that it would be in the best interests of the Fund and its stockholders for all Directors not standing for election at the 1999 Annual Meeting who oppose the resolution to deliver full Net Asset Value
(NAV) to all shareholders within 60 days of the date of the 1999 Annual Meeting to resign, and that the stockholders hereby recommend that such Directors resign their positions as Directors of the Fund:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL SEVEN (7)


8. Stockholder proposal recommending that the Board of Directors authorize and direct the officers of the Fund to reimburse the Soliciting Shareholder for such reasonable fees and expenses associated with its proxy communication to shareholders, including only printing, normal mailing, distribution, and tabulating costs, but not including attorney's fees, solicitor's fees, overnight mailing costs, telephone communication, or other extraordinary fees:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL EIGHT (8)

IMPORTANT - - PLEASE SIGN AND DATE BELOW

SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES NAMED ABOVE IN ITEM 1, AND "FOR" PROPOSALS 3, 6, 7, AND 8, AND "AGAINST" PROPOSAL 5, AND WILL ABSTAIN FROM VOTING ON PROPOSAL 2. ALL OTHER PROPOSALS, INCLUDING PROPOSAL 4, WILL BE VOTED BY THE SOLICITING SHAREHOLDER IN THE BEST INTERESTS OF STOCKHOLDERS AS DETERMINED BY THE SOLE JUDGEMENT OF THE SOLICITING SHAREHOLDER AT THE TIME OF THE MEETING.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED MARCH 17, 1999, OF DEEP DISCOUNT ADVISORS, INC. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED RELATING TO THE SUBJECT MATTER HEREOF AND CONFIRMS ALL THAT THE PROXIES MAY LAWFULLY DO BY VIRTUE HEREOF.

(IMPORTANT     -     PLEASE FILL IN DATE)

This proxy card is provided by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both beneficial shareholders of the Fund.

Please sign exactly as your name appears hereon or on proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer.

If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)_____________________________________________Dated:_______________

Please sign as registered and return promptly in the enclosed envelope. Executors, trustees and other signing in a representative capacity should include their names and the capacity in which they sign.